Exhibit 10.48

Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION COPY

LICENSE AND SUBLICENSE AGREEMENT

between	Coronado Biosciences, Inc.
24 New England Executive Park
Burlington, MA 01803

(hereinafter referred to as “Coronado”)
and
OVAMED GMBH
Kiebitzhörn 31, 22885
Barsbüttel, Germany

(hereinafter referred to as “Ovamed”)

Coronado and Ovamed are hereinafter also referred to individually as “Party” and collectively as the “Parties”.

This License and Sublicense Agreement (“Agreement”) is entered into by and between the Parties as of the Effective Date (as defined herein).

PREAMBLE

WHEREAS	Freie Universität Berlin (“FU Berlin”) and Coronado have on the Effective Date entered into the Research Agreement and the License Agreement related to the Project (each as defined herein);

WHEREAS	FU Berlin and the Parties have on the Effective Date entered into a letter agreement (the “Letter Agreement”) amending the Ovamed MTA and providing for certain additional agreements among the Parties and FU Berlin; and

WHEREAS	Coronado wishes to grant Ovamed the exclusive right, license and/or sublicense to exploit the Licensed IP (each as defined herein) in the Ovamed Territory on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto agree to the following:

1. ARTICLE 1 - DEFINITIONS

1.1.	In this Agreement, the following capitalized terms will have the meaning set forth in this Article 1.1, unless otherwise set forth or defined herein.

1.1.1.	“Affiliate(s)” means any corporation, company, partnership, joint venture or other entity which Controls, is controlled by, or is under common Control with a Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of a Party.

1.1.2.	“Annual Net Sales” means, as applicable, Net Sales in the Ovamed Territory or Net Sales (as defined in the License Agreement) in the Coronado Territory, in each case for a particular Royalty Year.

1.1.3.	“Committee” shall have the definition set forth in Article 6.4.

1.1.4.	“Coronado Intellectual Property” means any intellectual property, including Patents and Know-How, that is or becomes during the Performance Period owned or controlled by Coronado or its Affiliates and relates to the Project, the Research Agreement or any Licensed Product, including Coronado’s right, title and interest in any Project Results and/or Joint Patents that for any reason, do not become or remain during the Performance Period or under the License Agreement, jointly owned by FU Berlin and Coronado.

1.1.5.	“Coronado Territory” means North America, South America and Japan, and such other countries or jurisdictions as may be agreed to from time to time between Coronado and Ovamed in writing.

1.1.6.	“Effective Date” means the commencement date of this Agreement which is the date of the last signature hereto.

1.1.7.	“FU Berlin Background Know-How” means the Know-How that has been created by, is owned or controlled by or has been reduced to practice by FU Berlin or FU Berlin Personnel related to the project “Functional characterization of T. suis larval products in mice” prior to the Effective Date, whether or not patentable, as summarized on Schedule 1.1.4 to the License Agreement.

1.1.8.	“FU Berlin Intellectual Property” means any intellectual property, including Patents and Know-How, that (a) is included in or covers FU Berlin Background Know-How, or (b) becomes during the Term owned or controlled by FU Berlin or its Affiliates and relates to the Project, the Research Agreement or any Licensed Product, including FU Berlin’s right, title and interest in any Project Results and/or Joint Patents that for any reason, do not become or remain during the Term jointly-owned by FU Berlin and Coronado.

1.1.9.	“Issued Patent Claim” means a claim of any granted Patent that has not: (i) lapsed, expired or been withdrawn, canceled, abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; (ii) been finally rejected or held invalid by a final decision of a Patent Authority from which no appeal has been or can be taken; or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

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1.1.10.	“Joint Intellectual Property” means all Project Results and Joint Patents, including all rights, title and interest thereon and any Inventions relating thereto or claimed therein.

1.1.11.	“Joint Patent” means any and all Patents that embody, disclose or claim an invention or discovery (an “Invention”) first made, conceived, created and/or reduced to practice solely or jointly by one or more employees and/or agents (including professors, students and/or any other Project staff) of FU Berlin (“FU Berlin Personnel”) or jointly by FU Berlin Personnel and one or more employees of Coronado in the course of or in furtherance of conducting or performing the Project or pursuant to the Research Agreement.

1.1.12.	“Know-How” means results, data, ideas, concepts, discoveries, Inventions (whether patentable or not) developments, methods, processes and trade secrets, techniques, methodologies, modifications, innovations, improvements, enhancements, design and design concepts, formulations, biological samples, tissues, animals, organisms, compounds, intermediates, and all other tangible and intangible materials and information.

1.1.13.	“License Agreement” means the Joint Ownership and Exclusive License Agreement entered into as of the Effective Date by and between FU Berlin and Coronado, as may be amended in accordance with the terms thereof and hereof.

1.1.14.	“Licensed IP” means, collectively, FU Berlin Intellectual Property and Coronado Intellectual Property.

1.1.15.	“Licensed Product” means a pharmaceutical or biologic product in final form, the use or sale of which in a particular country would, in the absence of the rights and licenses granted hereunder, infringe an Issued Patent Claim of a Joint Patent or Patent included in Licensed IP in such country.

1.1.16.	“Net Sales” means the actual gross amount invoiced for sales of Licensed Products in the Ovamed Territory, less the sum of the following: (a) quantity or other trade discounts; (b) sales, excise, VAT, custom or tariff duties and/or taxes; (c) amounts allowed or credited on returns or rejections (including as a result of recalls, market withdrawals or other corrective actions), and retroactive price reductions or allowances; (e) outbound transportation prepaid or allowed, packaging and freight charges and transportation insurance; (f) rebates or similar payments paid in connection with sales of Licensed Product to any governmental or regulatory authority in the Ovamed Territory, patient discount programs, administrative fees and chargebacks or similar price concessions, and sales commissions; and (g) allowances for bad debt. Net Sales does not include sales of Licensed Product solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs. A Licensed Product shall be considered “sold” only when billed or invoiced.

1.1.17.	“Ovamed MTA” means the Material Transfer Agreement by and between Ovamed and FU Berlin, together with and as amended as of the Effective Date by the Letter Agreement by and among the Parties and FU Berlin, each attached hereto as Appendix 1.1.17.

1.1.18.	“Ovamed Territory” means all countries outside the Coronado Territory.

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1.1.19.	“Patent(s)” means any patents, patent applications (including provisional applications), certificates of invention, or applications for certificates of invention and any supplementary protection certificates, together with any extensions, registrations, confirmations, patents of addition, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof or thereto.

1.1.20.	“Performance Period” means the period for performing the Project, which shall commence on the Effective Date and expire, unless earlier terminated as set forth in the Research Agreement, four (4) years thereafter.

1.1.21.	“Project” means the research project as described in Appendix B attached to the Research Agreement entitled “Functional characterization of secretory T. suis larval products in mice”.

1.1.22.	“Project Results” means any and all Know-How in any form that is (a) conceived, developed or otherwise generated by or on behalf of FU Berlin or Coronado in the course of performing the Project or pursuant to the Research Agreement; or (b) generated within (6) months after the expiration or termination of the Performance Period from an analysis of the data generated in the performance of the Project.

1.1.23.	“Qualified Pharmaceutical Company” means a company that, at the time Ovamed provides notice to Coronado of a proposed sublicense or assignment, as applicable, to such company, is actively engaged in the marketing of pharmaceutical products in those countries of the Ovamed Territory where such assignment or sublicense is proposed and has the internal capability to achieve substantial market penetration and optimize sales of Licensed Product in such countries, taking into account the stage of development and market potential of Licensed Product as well as other relevant factors at that time.

1.1.24.	“Regulatory Approval” means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of a Licensed Product in a regulatory jurisdiction.

1.1.25.	“Research Agreement” means the Research Agreement entered into as of the Effective Date by and between FU Berlin and Coronado, as may be amended in accordance with the terms thereof.

1.1.26.	“Royalty Term” means, with respect to a Licensed Product in each country in the Ovamed Territory, the period commencing on the date of first commercial sale of such Licensed Product in the applicable country and expiring on the expiration or invalidation of the last Issued Patent Claim covering such Licensed Product in the applicable country in the Ovamed Territory.

1.1.27.	“Royalty True-Up” and “Royalty True-Up Year” have the respective meanings set forth in Article 5.3.3.

1.1.28.	“Royalty Year” means (a) for the year in which the first commercial sale of Licensed Product occurs, the twelve (12) month

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period commencing on the first day of the calendar quarter in which such first commercial sale occurs and expiring on the last day of the twelfth (12th) month following such first day; and (b) for each subsequent year, each successive twelve (12) month period.

1.1.29.	“Territory” means worldwide.

1.1.30.	“Territory Net Sales” means the sum of Net Sales in the Ovamed Territory and Net Sales (as defined in the License Agreement) in the Coronado Territory.

1.1.31.	“TSO” means Trichuris suis ova, incorporated into any formulation or delivery system.

2. ARTICLE 2 - PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

2.1.	Coronado or its designees will have the first right and responsibility for preparation, filing, prosecution and maintenance and protection (including handling of oppositions, re-examinations and interferences) of any Joint Patent or other Patent included in or, if filed in the Ovamed Territory, would be included in the Licensed IP. Ovamed shall reimburse Coronado or any such designee for reasonable direct fees and expenses paid by Coronado or such designee to third parties, including attorneys and patent offices, that are identifiable and incurred for the filing, prosecution, and maintenance of such Patents in the Ovamed Territory in accordance with the terms of this Agreement.

2.2.	If Coronado or its designees decide not to file any such Patent or to discontinue prosecution or maintenance of any such Patent in a particular country or jurisdiction in the Ovamed Territory, it shall advise Ovamed of such decision and Ovamed shall then have the right, but not the obligation, in that case take over the filing, prosecution and maintenance of such Patent in such country or jurisdiction in the Ovamed Territory at its own expense.

2.3.	Coronado will inform Ovamed at least 90 days after Coronado receives a written notice of invention or invention disclosure if a patent application will be filed. Coronado acknowledges and agrees that in the event of any patentable Inventions it would expect to file patent applications on such patentable Invention in at least one jurisdiction in Europe. Ovamed will cooperate with and provide assistance to Coronado including by executing or causing to be executed on a timely basis all documents, and performing all acts reasonably necessary, for Coronado to prepare, file and prosecute such patent applications and maintain, protect, defend and enforce such Patents in the Ovamed Territory.

2.4.

A Party having the right to prosecute and maintain Patents in the Ovamed Territory (including if such Party is Coronado, Patents filed in the Coronado Territory which may later on be filed also within the Ovamed Territory under the rules of claiming priority from the first filing) is referred to herein as the “Prosecuting Party”. The Prosecuting Party agrees to keep the other Party informed of the course of patent prosecution or other proceedings, including by providing such other Party with a draft patent application for review sufficiently in advance of the planned filing date in order for the other Party to have the opportunity to comment thereon, and shall take such comments into consideration in the application filed. If the Prosecuting Party is Coronado, and Ovamed reasonably disagrees with a prosecution decision made by Coronado on

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filing, prosecution, maintenance or protection (including handling of oppositions, re-examinations and interferences), the Parties shall use good faith efforts to allocate between them that portion of the otherwise reimbursable Patent costs that are identifiable and incurred for the disputed portion of the filing, prosecution, maintenance or protection, thereof. The Prosecuting Party shall promptly furnish the other Party with copies of office actions and communications received by the Prosecuting Party from, and communications sent by the Prosecuting Party to, the patent offices concerning such Patents and shall take each other Party’s comments and suggestions into consideration when framing responses and submissions to such patent offices. The Prosecuting Party shall timely inform the other Party of any Patent issuing or granting from a patent application filed hereunder.

2.5.	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any Licensed IP in the Ovamed Territory. Ovamed shall have the unilateral right, but not the obligation, to take legal or other action against any third party to enforce and defend such Licensed IP in the Ovamed Territory at its sole discretion and expense. If Ovamed does not bring such an action or proceeding within sixty (60) days of being notified of such infringement, then Coronado shall have the right, but not the obligation, to bring such action. Any damages or other monetary awards or amounts recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the Party bringing such action for the reasonable out-of pocket costs and expenses of the action or proceeding incurred by such Party, with the remainder to be shared equally between the Parties.

2.6.	If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Joint Patents or Patents included in Licensed IP in the Ovamed Territory, that Party shall promptly inform the other Party and the Parties shall discuss how to respond. Ovamed shall have the initial right but not the obligation to defend such action and shall have the right but not the obligation to settle with such third party at its own expense, provided that Ovamed does not concede invalidity, non-infringement or unenforceability of any of the Joint Patents or Patents included in Licensed IP without first consulting with Coronado.

2.7.	If either Party is unable to initiate, prosecute, or defend any actions referred to in this Article 2 solely in its own name, the other Party will join such action voluntarily and will execute on a timely basis all documents necessary for the first Party to prosecute, defend and maintain such action.

2.8.	The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Ovamed Territory where applicable. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Ovamed shall have the right but not the obligation to make the election in the Ovamed Territory.

2.9.

Ovamed shall not (a) sell, transfer, assign, encumber or otherwise dispose of or grant any third party any rights or licenses in or to, any of Ovamed’s right, title and interest in or to any Joint Patent, or (b) take any

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other action or enter into any agreement or arrangement with any third party with respect to any Joint Patent that is inconsistent or in conflict with the overall intents and purposes of the Parties under this Agreement.

3. ARTICLE 3 - EXCLUSIVE LICENSE AND SUBLICENSE

3.1.	In consideration of the commitments and undertakings of Ovamed under this Agreement, Coronado hereby grants to Ovamed in the Ovamed Territory an exclusive (a) license to practice under Coronado’s interest in Licensed IP, and (b) sublicense to practice under Licensed IP licensed to Coronado, with the right to sublicense in accordance with Article 3.2 hereof; in each case to develop, make, have made, use, import, export, market, offer for sale and sell Licensed Product only in and for the Ovamed Territory; provided, however, that Coronado shall retain such rights in and for the Ovamed Territory as are reasonably necessary for it to exercise its rights and perform its obligations as set forth in this Agreement, the License Agreement and the Research Agreement.

3.2.	Ovamed shall have the right to grant sublicenses of any of the rights granted to Ovamed under Article 3.1 to Affiliates or any third party; provided, however, that (a) any sublicensee is bound by all of the terms and conditions of this Agreement that protect or benefit Coronado’s rights and interests, including under the License Agreement and the Research Agreement; (b) Ovamed shall remain responsible for the performance by the sublicensee of such obligations; and (c) Ovamed obtains the prior written consent of Coronado to the sublicense and the sublicensee, which consent shall not be unreasonably withheld nor delayed, provided, however, that Coronado shall not withhold nor delay its consent in the event Ovamed seeks to sublicense to a Qualified Pharmaceutical Company. Ovamed shall provide prior written notice to Coronado of its intention to sublicense any such rights and, if requested by Coronado, shall engage in good faith discussions with Coronado with respect to a potential sublicense of such rights to Coronado.

3.3.	Ovamed acknowledges that it is a sublicensee under the License Agreement and that notwithstanding anything to the contrary in this Agreement, the rights and licenses granted by Coronado to Ovamed hereunder are subject to the terms, conditions and provisions of the License Agreement and the Research Agreement, such that Ovamed shall be subject to any restrictions or limitations on the rights granted to Coronado under such agreements. In particular, Ovamed acknowledges and agrees that FU Berlin retains the non-exclusive and non-transferable right to use the Licensed IP solely for its own internal non-commercial, academic, research and teaching purposes under the terms and conditions of the License Agreement. Notwithstanding the foregoing, Coronado shall not enter, without Ovamed’s prior written consent, into any amendment to the License Agreement and/or Research Agreement which reduces the scope of the license and sub-license rights granted to Ovamed hereunder.

3.4.

All rights not granted herein are reserved and retained by Coronado. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any product, Patent, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Without limiting the foregoing, no licenses are granted by

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Coronado to Ovamed other than with respect to Licensed Product in the Ovamed Territory as expressly set forth in Article 3.1 hereof.

4. ARTICLE 4 - PROVISIONS RELATING TO OVAMED MTA

4.1.	The Parties acknowledge and agree that in accordance with the terms of the Ovamed MTA, (a) FU Berlin’s rights, title and interest in Joint Patents in the Ovamed Territory are subject to Ovamed’s 10% interest therein, and (b) Ovamed has no right, title or interest in any Joint Intellectual Property (i) in the Coronado Territory, or (ii) in the Ovamed Territory except for its 10% interest in FU Berlin’s interest in Joint Patents in the Ovamed Territory as set forth in the preceding clause (a), and the licenses and sublicenses in the Ovamed Territory granted by Coronado to Ovamed pursuant to Article 3.1 hereof.

4.2.	Ovamed shall continue to supply FU Berlin with TSO free of charge as reasonably requested by FU Berlin from time to time during the Performance Period and necessary for FU Berlin to perform the Project.

5. ARTICLE 5 - PAYMENTS AND REPORTS

5.1.	Patent Costs. Each Party will pay patent costs as set forth in Article 2.

5.2.	Milestone Payments. Ovamed will pay Coronado the following non-creditable and non-refundable milestone payments, contingent upon occurrence of the specified event with respect to a Licensed Product, with each milestone payment to be made (a) for each of the first two (2) Licensed Products, (b) no more than once with respect to the achievement of the applicable milestone event for the first two (2) Licensed Products, and (c) within 45 days after the applicable milestone event is achieved:

•

25.000 EURO upon the grant of a Joint Patent in Europe (or any of Germany, France, United Kingdom, Italy or Spain), which includes at least one Issued Patent Claim covering a composition or its use, which includes one or more substances that are secreted or excreted by T. suis larvae and which have been shown by functional characterization as having immunomodulatory properties in vivo in mice along the lines observed in human subjects after oral administration of TSO; and

•	1.000.000 EURO upon first Regulatory Approval of a Licensed Product in Europe (including obtaining approvals to market in at least Germany, France, United Kingdom, Italy and Spain).

5.3.	Royalties on Net Sales

5.3.1.	Ovamed acknowledges that pursuant to the License Agreement, Coronado has agreed to pay FU Berlin royalties on Territory Net Sales in each Royalty Year (“Annual Territory Net Sales”) at the following rates during the Royalty Term:

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For Portion of Annual Territory Net Sales in the Territory:	Royalty Rate
Less than US$500,000,000	1%
Greater than or equal to US$500,000,000 and less than US$1,000,000,000	1.5%
Greater than or equal to US$1,000,000,000 and less than US$2,000,000,000	2%
Greater than or equal to US$2,000,000,000	2.5%

For example, if Annual Territory Net Sales in a Royalty Year are US$1,800,000,000, the royalties payable to FU Berlin under the License Agreement for such Royalty Year would total US$28,500,000, calculated as follows: 1% of first US$500,000,000 (or US$5,000,000) plus 1.5% of next US$500,000,000 (or US$7,500,000) plus 2% of next US$800,000,000 (or US$16,000,000).

5.3.2.	For each calendar quarter of a Royalty Year, Ovamed shall pay Coronado royalties on Annual Net Sales in the Ovamed Territory at the same royalty rates as set forth in Article 5.3.1; provided, however, that if a Royalty Year is a Royalty True-up Year, Ovamed shall pay Coronado for such Royalty Year additional royalties in an amount calculated by implementing the Royalty True-Up.

5.3.3.	The Parties acknowledge and agree that because of the tiered royalty rates, it is possible that Annual Territory Net Sales in a Royalty Year (a “Royalty True-Up Year”) may trigger a higher overall royalty rate and/or additional royalties payable to FU Berlin under the License Agreement than would otherwise have been achieved based solely on either Party’s Annual Net Sales in its respective territory. Accordingly, within the first 12 months after establishing the Committee, the Parties shall use good faith efforts to reach mutually acceptable agreement on a formula, mechanism and procedure to address and allocate between the Parties the responsibility for payment of any such additional royalties for a Royalty True-up Year (the “Royalty True-Up”), provided, however, that the underlying principle of the Royalty True-Up shall be that as between the Parties, for a Royalty True-Up Year, each Party shall be responsible for the same percentage of additional royalties payable under the License Agreement as Annual Net Sales in such Party’s territory bear to Annual Territory Net Sales.

5.3.4.	No multiple royalties shall be payable if a Licensed Product shall be covered by more than one Issued Patent Claim of a Patent.

5.4.	Reports and Payments.

5.4.1.	Within thirty (30) days after the end of each calendar quarter during the Royalty Term, starting with the first calendar quarter in which the first commercial sale of a Licensed Product in the Ovamed Territory occurs, Ovamed shall deliver to Coronado a written report showing (a) gross sales and Net Sales in the Ovamed Territory during

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such calendar quarter (including a detailing of all deductions taken in the calculation of Net Sales) in each country’s currency, (b) the applicable exchange rate to convert from each country’s currency to United States Dollars, and (c) the formula used in the calculation of the royalties owed thereon and the amount of royalties payable to Coronado for such calendar quarter in accordance with Article 5.3. Each such report shall be accompanied by payment of the royalties due for such calendar quarter.

5.4.2.	Within ten (10) days after Coronado’s receipt of such report for the fourth calendar quarter of a Royalty Year, Coronado shall deliver to Ovamed a report (the “True-up Report”) showing (a) the actual Royalty Rates payable to FU Berlin under the License Agreement for such Royalty Year based on Annual Territory Net Sales for such Royalty Year, and (b) if such Royalty Year is a Royalty True-up Year, the amount of additional royalties payable by Ovamed in accordance with the Royalty True-Up. If the True-Up Report indicates that additional royalties are payable by Ovamed with respect to such Royalty Year, Ovamed shall pay Coronado such additional royalties within fifteen (15) days after Ovamed’s receipt of the True-up Report. Ovamed shall keep complete and accurate records in sufficient detail to enable the payable hereunder to be determined.

5.5.	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Coronado shall provide Ovamed, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder and Ovamed shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. Ovamed shall submit appropriate proof to Coronado of payment of the withholding taxes within a reasonable period of time. Coronado will reasonably cooperate with Ovamed to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.6.	Currency Conversion. All payments to Coronado under this Agreement shall be made in United States dollars unless Coronado notifies Ovamed at least five (5) business days before such payment is due that payments should be made in Euros. In the event a currency conversion is required, (a) then royalties shall be based on Net Sales first calculated in the currency in which sales took place and each of such amounts shall then be converted to United States Dollars, and (b) such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such payments relate. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as Coronado may reasonably determine.

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5.7.	Records. Each Party will maintain complete and accurate records which are relevant to Net Sales under this Agreement, and, upon the written request of the other Party, such records shall be open during reasonable business hours for a period of three (3) years from creation of such records for examination, but not more often than once each year, by an independent certified public accountant selected by the requesting Party to verify the accuracy of the reports under this Article 5. The cost of the services of such public accountant shall be born by the requesting Party unless the audit establishes a material infringement of the other Party’s obligations under this Agreement.

6. ARTICLE 6 - EXCHANGE OF INFORMATION, DEVELOPMENT AND COMMERCIALIZION

6.1.	Each Party shall promptly disclose to the other Party in writing on an ongoing basis any Inventions, Know-How, developments or improvements owned or controlled by it and relating to the Licensed IP or Licensed Product. In case Coronado or Ovamed during the term of this Agreement own or control any intellectual property rights in such Inventions, Know-How, developments or improvements relating to the Licensed IP or Licensed Product which do not fall under the definition of “Licensed IP” (“Additional IP”), then each of them, if requested by the other Party, shall engage in good faith discussions between the Parties with respect to the grant of an exclusive license in the Ovamed Territory or the Coronado Territory, as applicable, under such Additional IP to develop, make, have made, use, import, export, market, offer for sale and sell Licensed Product, on commercially reasonable terms and conditions as are customary in the pharmaceutical industry as applicable to the stage of development and/or commercialization of Licensed Product at such time.

6.2.	Coronado shall promptly forward true and complete copies of all progress reports received from FU Berlin pursuant to Article 4 of the Research Agreement; upon reasonable request of Ovamed, Ovamed shall be entitled to participate (with listening rights only) at its own expense in meetings and telephone conferences held pursuant to Article 4.2 of the Research Agreement, provided, however, that any information received by Ovamed in such meetings, telephone conferences or reports shall be deemed Coronado Confidential Information. Coronado shall inform Ovamed about any such meeting scheduled as soon as practicable after the scheduling thereof about when and where such meeting will be held.

6.3.	Except as specifically set forth herein, as between the Parties, each Party shall (a) be responsible for development and commercialization of Licensed Product in its respective territory, and (b) own, control and have financial responsibility for the preparation and filing of all regulatory applications required to obtain Regulatory Approval to develop, sell and use Licensed Product in its respective territory.

6.4.	Prior to commencing clinical development of a Licensed Product, the Parties shall establish a joint steering or development committee to function as a forum for the Parties to inform and consult with one another concerning the clinical development of Licensed Products (the “Committee”).

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6.5.	The Parties shall exchange with each other all relevant information that relates to the safety of Licensed Product, including all adverse drug experience reports, and shall agree on operating procedures for the exchange of safety information sufficient to enable each Party to comply with its reporting obligations to regulatory authorities in its respective territory. Each Party shall have the right to reference or use in any regulatory filing any safety information relating to Licensed Product provided to it by the other Party.

7. ARTICLE 7 - REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1.	Each Party represents and warrants to the other Party that:

7.1.1.	it has the legal right, title, authority and power to enter into this Agreement and to perform its obligations hereunder and thereunder;

7.1.2.	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement

7.1.3.	the performance of its obligations under this Agreement will not conflict with or result in the breach of any agreements, contracts or other arrangements to which it is a Party.

7.2.	Coronado hereby represents and warrants to Ovamed that as of the Effective Date the Research Agreement and the License Agreement are in full force and effect in accordance with their terms and there have been no amendments nor side letters or other agreements thereto by and between Coronado and FU Berlin (except for the Letter Agreement mentioned in the preamble of this Agreement) that have not been provided to Ovamed; neither Coronado nor, to Coronado’s knowledge without any inquiry, FU Berlin are in breach or violation of the Research Agreement and/or the License Agreement.

7.3.	LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SET FORTH HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. This limitation of liability shall not apply to the extent that any such liability is the result of intentional acts or omissions by, or accountable to, any Party.

8. ARTICLE 8 - CONFIDENTIALITY

8.1.

Except to the extent permitted under this Agreement, the License Agreement or the Research Agreement, or with the consent of the disclosing Party, the Parties agree that the receiving Party shall hold in confidence any confidential or information or materials furnished to it and owned or controlled by the disclosing Party pursuant to this Agreement, including but not limited to any Inventions, Know-How, Patents, business

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plans, or financial information (collectively, “Confidential Information”), shall not use any Confidential Information for any purpose other than in connection with the execution and performance of its rights, obligations or responsibilities according to this Agreement, and shall not publish or otherwise disclose or use the Confidential Information for any purpose, except to the extent that it can be established by the receiving Party that such Confidential Information:

8.1.1.	is lawfully in the possession of the receiving Party prior to receiving the information from the disclosing Party under this Agreement, as evidenced by receiving Party’s contemporaneous written records;

8.1.2.	is in the public domain or is evidently not of proprietary or confidential nature at the time of the disclosure or becomes part of the public domain other than by a breach of this Agreement;

8.1.3.	is independently developed by the receiving Party without any breach of the terms of this Agreement as evidenced by receiving Party’s contemporaneous written records;

8.1.4.	is obtained in good faith from a third party not in privity with any of the Parties hereto, and provided said third party is not under any obligation of confidentiality; or

8.1.5.	is ordered by a court of competent jurisdiction or is otherwise required by law to be disclosed by the receiving Party, and in such event, the receiving Party shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information in such case.

8.2.	Notwithstanding the foregoing the receiving Party may use and disclose Confidential Information (a) in filing or prosecuting Patents, conducting clinical trials evaluating a Licensed Product, or seeking Regulatory Approvals, in accordance with the receiving Party’s rights and obligations under this Agreement, the License Agreement and the Research Agreement, as applicable, or complying with applicable laws or governmental regulations, (b) in granting sub-licenses to third parties as permitted hereunder, provided any such sublicensees are bound by confidentiality terms similar to those contained in this Agreement, and (c) to its officers, employees, agents and consultants who are bound by confidentiality terms similar to those contained in this Agreement but only to the extent required for the execution or performance of its rights, obligations or responsibilities according to this Agreement, the License Agreement or the Research Agreement, as applicable.

9. ARTICLE 9 - MISCELLANEOUS

9.1.	Independent Contractor. All work performed by either Party or any of its employees or agents pursuant to the terms of this Agreement will be performed solely as an independent contractor, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party is authorised or empowered to act as an agent for the other for any purpose or make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party.

9.2.	Entire Agreement; Incorporation by Reference. This Agreement and the Letter Agreement constitute the entire agreement between the Parties

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with respect to the subject matter hereof, and supersede any and all oral or written communications, understandings or term sheets relating thereto.

9.3.	Disclosure of Agreement. It is understood and agreed by Ovamed that Coronado may make disclosure of this Agreement and the terms hereof and thereof (a) in any filings required by the Securities and Exchange Commission (“SEC”), other governmental authority or securities exchange, and may file this Agreement as exhibits to any filing with the SEC, other governmental authority or securities exchange, and (b) in press releases or other public announcements as required by applicable laws. Coronado shall provide Ovamed with notice of the initial such disclosure. Except as required by law, Ovamed shall not make any public announcement or other disclosure to a third party concerning the existence of or terms of this Agreement or with respect to the Project or Licensed Product without the prior written consent of Coronado.

9.4.	Amendments. No amendments or additions to this Agreement (including to this Article 9.4) will be binding on the Parties unless made in writing and signed by a duly authorised representative of each Party.

9.5.	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld nor delayed except that (a) without such consent of Ovamed, Coronado may assign or transfer this Agreement (or any part hereof) to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to TSO or Licensed Product or in the event of a merger, consolidation, change in control or similar corporate transaction (a “Corporate Transaction”), and (b) Coronado shall not withhold nor delay its consent in the event Ovamed seeks to assign or transfer this Agreement (or any part hereof) to a Qualified Pharmaceutical Company in connection with a Corporate Transaction. In connection with the foregoing, the Party proposing such assignment shall provide notice to the other Party of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.6.	Costs. Each Party will bear its respective costs and expenses, including but not limited to all fees and expenses of accountants, counsel and other external advisors, incurred in connection with negotiations, execution and performance of this Agreement and any ancillary agreements between the Parties, including, without limitation, the fees and expenses of its respective advisors.

9.7.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, factory shutdowns, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

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9.8.	Severability. If, under applicable law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, the Parties mutually agree that this Agreement shall endure except for such provision. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such invalid and/or unenforceable provision provision in light of the overall intent and purposes of this Agreement.

9.9.	No Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any party other than the Parties and their respective successors and assigns.

9.10.	Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

10. ARTICLE 10 - NOTICES

10.1.	Any notice, report, request, approval, consent or other communication required or permitted to be given under this Agreement will be in writing and will for all purposes be deemed to have been fully given and received if delivered in person or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, or by fax transmission (with an appropriate transmission receipt) to the respective Parties at the following addresses:

If to Coronado:	24 New England Executive Park
Burlington, MA 01803
Attn: President
Fax: +1-781-652-4545

If to Ovamed:	Kiebitzhörn 31, 22885
Barsbüttel, Germany
Att: Managing Director
Fax: +49 40 675 095 58

11. ARTICLE 11 - TERM AND TERMINATION

11.1.

This Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Article 11, shall continue in each country in the Territory until the last-to-expire Patent in such country (including any regulatory extensions of patent term) containing an Issued Patent Claim covering Licensed Product, has expired or been revoked without a right of further appeal (the “Term”). Upon expiration of this Agreement on a country by country basis, all rights and licenses granted to Ovamed hereunder shall be deemed fully paid up and shall survive such expiration and Ovamed shall be free to use the Know-How,

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Project Results, Licensed Products and Licensed IP in the Ovamed Territory without restriction or compensation to Coronado.

11.2.	Either Party shall be entitled to terminate this Agreement or suspend its obligations, and without any compensation becoming due, in the event of the following:

11.2.1.	if either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, the Non-Breaching Party may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach within the sixty (60) day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; provided however, that if such breach relates solely to a particular country or jurisdiction in the Ovamed Territory, then the non-breaching Party shall have the right to terminate this Agreement solely with respect to such country or jurisdiction.

11.2.2.	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

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11.3.	Notwithstanding anything contained herein to the contrary, Coronado shall have the right to terminate this Agreement at any time (a) by giving sixty (60) days written notice to Ovamed in the event of any event, condition or regulatory action that affects the safety or efficacy or marketability of Licensed Product or in the event Coronado is unable to obtain sufficient quantities of GMP material to conduct clinical trials, or (b) in its entirety or on a country-by-country basis for any reason by giving one hundred eighty (180) days prior written notice to Ovamed; provided that in each case (a) or (b) Coronado simultaneously also terminates the License Agreement (in the case of (b) either in its entirety or on a country-by-country basis) by giving notice to FU Berlin as provided for in the License Agreement. In the event of any such termination, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date, shall terminate with respect to the Agreement in its entirety or with respect to the particular country or jurisdiction in the Territory, as applicable.

11.4.	In case of early effective termination of this Agreement, other than a termination pursuant to Article 11.3(a), the Parties will negotiate in good faith an agreement between them relating to the use of the Project Results and any Licensed IP.

11.5.	In addition to any obligations and rights of a Party that expressly or by nature shall survive any termination or expiration of this Agreement, the following provisions of this Agreement shall survive any termination or expiration of this Agreement: Article 1, Article 2, and Articles 8 -12.

12. ARTICLE 12 - DISPUTE RESOLUTION AND GOVERNING LAW

12.1.	The Parties will use commercially reasonable efforts to settle all matters in dispute amicably. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of Coronado and a Managing Director of Ovamed. Such individuals shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If such individuals are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the parties in writing. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

12.2.	Any Dispute which has not been resolved by negotiation as provided in Article 12.1 within twenty (20) Business Days, shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration will take place in Berlin and will be conducted in the English language. The award of the arbitrator(s) will be final and binding on both Parties. The Parties bind themselves to carry out the awards of the arbitrator(s).

12.3.	Notwithstanding, without resorting to prior arbitration and in addition to any other remedies provided by law, either Party will be entitled to seek

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temporary and permanent injunctive relief against any threatened or actual breach of this Agreement or the continuation of any such breach in any court of competent jurisdiction.

12.4.	This Agreement will as far as legally possible be construed and interpreted pursuant to the laws of Germany without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below:

SIGNED BY:

Ovamed GmbH

By: /s/ Alexander Beese
Name: Alexander Beese
Title: Managing Director
Date: February 22, 2013

Coronado Biosciences, Inc.

By: /s/ Harlan F. Weisman, M.D.
Name: Harlan F. Weisman, M.D.
Title: Chairman and CEO
Date: February 22, 2013

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Appendix 1.1.17

Letter Agreement and Material Transfer Agreement

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Ovamed GmbH • Kiebitzhörn 31 • 22885 Barsbüttel • Germany

Absender:
Ovamed GmbH
Kiebitzhörn 31
Freie Universität Berlin	D-22885 Barsbüttel
Kaiserswerther Straße 16-18

14195 Berlin	Director:
Alexander Beese
T: +49 – (0)40-67 50 95-18
F: +49 – (0)40-67 50 95-58
beesea@ovamed.de

Cc: Coronado Biosciences Inc.
Barsbüttel, den 20.02.2013

Ladies and Gentlemen:

Reference is made to the Material Transfer Agreement (the “Agreement”), between us effective as of May 1, 2012. The purpose of this letter agreement (this “Letter Agreement”) is to clarify and confirm certain rights and obligations of Supplier and Recipient (as defined in the Agreement) and amend certain terms of the Agreement, in connection with a planned research project between Coronado Biosciences, Inc. (“Coronado”) and Recipient (the “Research Project”) pursuant to the Research Agreement appended hereto as Exhibit 1 (the “Research Agreement”), and the Joint Ownership and Exclusive License Agreement appended hereto as Exhibit 2 (the “JOELA”), each executed as of the date hereof by and between Recipient and Coronado. Except as otherwise defined in this Letter Agreement, all defined terms used herein shall have the meaning set forth in the Agreement.

Accordingly, Supplier and Recipient agree as follows:

1.	Subject to the condition precedent of (i) Recipient executing this Letter Agreement and (ii) Supplier and Coronado having agreed to and executed a License and Sub-License Agreement (the “LSLA”) pursuant to which Supplier is granted by Coronado exclusive licenses and sublicenses in the Ovamed Territory (as defined in the JOELA) on the terms and conditions set forth therein, Supplier:

a)	consents under Paragraph 2 of the Agreement to Recipient undertaking the Research Project with Coronado and to the Research Agreement; and

b)	agrees that it does not hold or own, nor is it entitled to obtain, any right title or interest in, and waives any right it may have had under the Agreement to, any such right, title or interest in, any and all FU Berlin Intellectual Property and/or Joint Intellectual Property (i) in the Coronado Territory, and (ii) in the Ovamed Territory except (A) that Supplier retains a 10% interest in Recipient’s interest in Joint Patents in the Ovamed Territory, and (B) for the licenses and sublicenses granted to Supplier thereto pursuant to Article 3.1 of the LSLA in the Ovamed Territory, with each defined term used in this clause b) (except Supplier, Recipient and LSLA) to have the meaning set forth in the JOELA. Accordingly, Supplier and Recipient hereby agree that the last sentence of Paragraph 4 of the Agreement is hereby amended and restated in its entirety to read as follows: “If any Invention (as defined in the JOELA) results

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

from the use of the Material, and such Invention is claimed in a Joint Patent (as defined in the JOELA) in the Ovamed Territory (as defined in the JOELA), the Supplier shall have a 10% share of Recipient’s interest in such Joint Patent in the Ovamed Territory.”

2.	With respect to the JOELA, it is agreed among Supplier, Recipient and Coronado that, subject to the provisions of this paragraph 2, in the event (a) of any breach or default by Coronado under the JOELA, or (b) the provisions of Article 11.2.2 of the JOELA are applicable, in either case giving Recipient the right under the JOELA to terminate the JOELA, the following shall be applicable:

(i)	in the event of a breach or default, Recipient shall provide Supplier with written notice of such breach or default (and, as applicable, failure to cure such breach or default and/or intent to terminate), in addition to any notice thereof provided to Coronado, which notice shall disclose the nature and amount of breach or default;

(ii)	If the breach or default is a curable obligation, Supplier shall have the right, but not the obligation, to cure such breach within sixty (60) days after receiving such written notice if the breach relates to a payment obligation or within ninety (90) days after receiving such written notice if the breach relates to any non-payment obligation; provided that if Supplier cures such breach within the applicable periods, (A) any payments by Supplier to Recipient to cure such breach shall discharge the related payment obligation Coronado may have had to Recipient; (B) Supplier may, but shall not be obligated to, make future payments required to be made by Coronado to Recipient under the JOELA directly to Recipient; (C) Coronado shall reimburse Supplier for any such payments made by Supplier to Recipient and any other costs associated with curing such breach or default (or, at Supplier’s option, Supplier shall be permitted to set off such payments and costs against amounts payable by Supplier to Coronado under the LSLA); and (D) Recipient shall not have the right to terminate the JOELA as a result of such breach or default; and

(iii)	If (A) the breach or default is a non-curable obligation, and Supplier has not caused such breach or default (it being understood that Supplier will not be deemed to have caused such breach or default if such breach or default was caused initially by Coronado having breached its obligations to Supplier under the LSLA), or (B) the provisions of Article 11.2.2 are applicable, Supplier shall have the right, but not the obligation, to have the JOELA survive, provided that from and after any such election by Supplier, (1) Coronado’s rights, licenses and obligations in and under the JOELA shall be deemed as assigned to and assumed by Supplier on the same terms and conditions as set forth in the JOELA; (2) all references to Coronado in the JOELA shall be construed as Supplier; and (3) Recipient shall not have the right to terminate the JOELA as a result of such breach.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.	Paragraphs 9 and 11 of the Agreement shall apply to this Letter Agreement accordingly and are hereby incorporated herein by way of reference.

If the foregoing accurately sets forth our agreement on this subject, please sign and forward this letter to Coronado asking Coronado to sign as well and return this Letter Agreement to us (with copy to you), whereupon this Letter Agreement shall constitute a binding agreement upon Supplier, Recipient and, as applicable, Coronado.

Very truly yours,

Ovamed GmbH

By: /s/ Alexander Beese
Name: Alexander Beese
Title: Managing Director

Accepted and Agreed:

Freie Universität Berlin

By: /s/ Peter Lange
Name: Peter Lange
Title: Director of Administration and Finance

Paragraph 2 is hereby accepted and agreed:

Coronado Biosciences Inc.

By: /s/ Noah D. Beerman
Name: Noah D. Beerman
Title: Executive Vice President and Chief Operating Officer

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Material Transfer Agreement

between

Ovamed GmbH
Kiebitzhoern 33 - 35
22885 Marsbüttel

(hereinafter referred to as “Supplier”)

and

Freie Universität Berlin
represented by Peter Lange, Director of Administration and Finance
Kaiserswerther Straße 16-18
14195 Berlin

(hereinafter referred to as “Recipient”)

Material:	Trichuris suis ova (TSO)

Recipient’s contact:	Prof. Dr. Susanne Hartmann (Principal Scientist) Department of Veterinary Medicine Institute of Immunology

Supplier’s contact:	Detlev Goj Ovamed GmbH Kiebitzhoern 33 - 35 22885 Barsbüttel

1. Background

Recipient desires to obtain the material and/or information described in Appendix A (together, in the case of biological material, with all progeny, variants, fragments and unmodified derivatives, and in the case of chemical material, with all analogues, formulations, mixtures or compositions thereof, the “Material”) from Supplier for use by Recipient solely for non-commercial experiments and academic research described in Appendix A (approach1 - 3) under the terms and conditions of this Agreement. Certain obligations of Recipient herein described (e.g. use and transfer of Material) will apply to any biological material that incorporates the Material or any recombinant version thereof (e.g., Supplier’s gene into a vector or combination of Supplier’s gene with other polynucleotides) (the “Modified Material”).

2. The Material and the Tests

Recipient acknowledges that Supplier owns the Material. Supplier will use commercially reasonable efforts to provide Recipient with the Material described in Appendix A. Supplier has agreed to provide the Material free of charge. Recipient will use the Material and Modified Material solely for the Tests and Fields. Furthermore, the use for any commercial

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purpose, such as for production is prohibited under this Agreement. In particular, no rights are provided to use the Material or any related patents for profit-making or commercial provision of a service to a third party in exchange for consideration. The Tests of approach 1 and 2 will be conducted solely in laboratories of Freie Universität Berlin, approach 3 may also be conducted by third parties. Recipient will not use the Material for testing in or treatment of human subjects. Recipient acknowledges that the Material is experimental and will comply with all laws and regulations applicable to its handling and use. Recipient has the right to perform academic research and research with third parties with the Material, limited to the duration and purpose of the Research Project, but only upon Supplier’s prior written consent, which may not be unreasonably withheld. This applies also to industrially sponsored research, in particular if Recipient is already engaged in negotiations on the Research Project with good prospects for success and the parties will negotiate in good faith terms of such a license.

3. Confidentiality.

Recipient shall treat in confidence, for a period of three (3) years from the date of its disclosure, any written information pertaining to the Material provided to Recipient by Supplier or Supplier’s Scientist(s). Excluded from this obligation shall be any information

(a) that was previously known to Recipient prior to receipt of information from Supplier;

(b) that lawfully is, or becomes publicly available during said three (3) year period through no fault of Recipient;

(c) which is disclosed to Recipient without confidentiality obligations by a third party having the right to make such disclosure; or

(d) which is independently developed by Recipient without the use of or reference to any information received from Supplier.

Recipient may disclose information if required by law or a binding order of a court or other governmental agency, with reasonable efforts to limit the disclosure to the minimum necessary.

4. Research Results.

Supplier acknowledges that the Recipient as a University must publish research results and shall take this interest into account. Recipient shall inform Supplier in confidence of Research results related to the Material, by personal communication or by providing Supplier with copies of manuscripts describing the results of such research before the manuscripts are submitted for publication. If any invention results from the collaborative effort, the Recipient agrees to notify the Supplier prior filing a patent. If any invention results from the use of the Material, the Supplier’s share in the invention is 10%, if any joint invention with third parties results from the use of the Material, the Supplier’s share in the invention is 10% from the Recipient’s share accordingly.

5. Acknowledgement.

Recipient will acknowledge Supplier and the named Supplier’s contact as the source of the Material in any publication of Research results.

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6. No Warranty.

Recipient acknowledges that any material delivered to it under this agreement is experimental in nature. Supplier makes no representations or extends any warranties of any kind, either expressed or implied, with respect to the material. There are no express or implied warranties of merchantability or fitness for a particular purpose, nor does Supplier represent that the use of the material will not infringe any patent, copyright, trade secret, trademark or other rights of third parties.

7. Indemnification.

Supplier shall not be liable to Recipient for any loss, claim, or demand made by Recipient, or made against Recipient by any other party, due to, or arising from, the use of the Material by the Recipient. To the extent permitted by law, Recipient shall indemnify, defend and hold harmless Supplier, its trustees, assignees agents and employees or many claim asserted against them except when arising from the negligence or willful, is conduction the use of the Material by Recipient or its agents or employees.

8. No obligations.

Except as provided in this agreement, no rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

9. Final Agreement.

This Agreement and Appendix A attached hereto and hereby incorporated herein, contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

10. Start and Termination.

This Agreement enters into force as from 1.5.2012. Either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party. Upon termination, Recipient will return to Supplier its ConfidentiaI Information, and any unused samples of the Material, and all of Recipient’s rights to use the Material ill end, except there are still Research Projects with contractual commitments for the Recipient. In this case the parties will seek an appropriate solution in good faith until termination of the Research Project. Following termination, neither party will have any further obligations under this Agreement, except that Sections 2, 3, 5 and 6 will survive.

11. Miscellaneous.

This Agreement shall be governed by the laws of Germany, excluding its conflicts of laws principles. Place of jurisdiction is Berlin, Germany.

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12. Signatures

SIGNED BY:

Date:	Date:

Ovamed GmbH	Freie Universität Berlin

/s/ Detleve Goj	/s/ Peter Lange
By: Detlev Goj	By: Peter Lange
Director of Administration and Finance

Acknowledged and read:

Date: 14.Mai.2012

Project Director for Researcher

/s/ S. Hartmann
By: Prof. Dr. Susanne Hartmann
Principal Scientist /
Head of the Institute of Immunology

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Appendix A

Material:

Trichuris suis eggs (TSO). TSO are harvested from in vitro cultivated adults T. suis worms harvested from pig gut, or via other methods deemed suitable by the Supplier.

Test/Fields:

Description and Purpose of the tests and the fields, the institution wants to make.

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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